                                                                     EXHIBIT 4.6

May 1, 1996

Lee W. Hill
President and Chief Executive Officer
Linkon Corporation
140 Sherman Street
Fairfield, CT 06430

                         EMPLOYMENT AGREEMENT EXTENSION
                         ------------------------------

Dear Mr. Hill:

We are now in the fourth year of your Employment Agreement with Linkon Corporation to serve as President and Chief Executive Officer of Linkon Corporation. As we have discussed Linkon Corporation would like to extend and update our current Agreement.

As consideration for this Agreement Extension, Linkon Corporation will:

     1.) Provide you with seventy five thousand options to purchase Linkon Corporation common stock at a purchase price equal to the closing price of Linkon stock for the day that this Agreement Extension is signed. These options will vest immediately and will be identical in form to those you currently possess.

The changes, additions and deletions to our Employment Agreement follow here as Addendum A.

Should you agree to these terms, please sign this letter and the Addendum and return a signed copy to me.

Sincerely,

/s/ Charles Castelli

Charles Castelli
Chairman of the Board and Chief Technology Officer


enclosure (1)


     I concur with these terms,


     /s/ Lee W. Hill                  5/1/96
     -------------------------------  ------------
     Lee W. Hill                      Date
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                                   Addendum A
                                   ----------


Changes, additions and deletions to EMPLOYMENT AGREEMENT between Linkon Corporation and Lee W. Hill dated March 1, 1993.

I..)   Opening paragraph:
                Update addresses to reflect changes:

                Linkon Corporation's new address is 140 Sherman Street, Fairfield, CT 06430.
                Lee W. Hill's new address is 62 Arch Street, Riverside, CT
                06878.

II.)   Paragraph 2.)  TERM:
                      ----
                Replace entire paragraph with:

                        The term of this renewed Agreement shall commence on the date of the signing of this Agreement Extension and shall continue for two years or until otherwise terminated as provided in this Agreement.

III.)  Paragraph 3.) COMPENSATION:
                     ------------
                Replace entire paragraph with:

                        The company agrees to pay Hill a minimum annual salary of one hundred and fifty thousand dollars ($150,000) per year. Once, the company achieves profitability at the operating income level for at least two consecutive quarters, this annual salary shall be a minimum annual salary of $175,000 per year. Upon achievement of profitability at the net income level for at least two consecutive quarters, the salary shall be a minimum annual salary of $200,000 per year.

IV.)   Paragraph 14.) GOVERNING LAW:
                      --------------
                Delete:
                       "....County of New York, State of New York."

                Replace with
                       "Fairfield County, State of Connecticut."


       For Linkon Corporation:

       /s/ Charles Castelli                                  5/1/96
       --------------------------------------------------    -------------------
       Charles Castelli                                      Date
       Chairman of the Board and Chief Technology Officer


       /s/ Lee W. Hill                                       5/1/96
       --------------------------------------------------    -------------------
       Lee W. Hill                                           Date



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